Registration No. 333-135132

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL GREEN SOLUTIONS INC.
 (Name of small business issuer in its charter)

Nevada	4955	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

GLOBAL GREEN SOLUTIONS INC.	CORPORATION TRUST COMPANY OF NEVADA
609 Granville Street, Suite 880	6100 Neil Road, Suite 500
P.O. Box 10321 Pacific Center	Reno, Nevada 89511
Vancouver, British Columbia	(775) 688-3061
Canada V7Y 1G5
(604) 408-0153
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Security	Offering Price	Fee [1]
Shares Issuable	9,868,421	$0.69	$6,809,210	$729.27
Upon Conversion of Notes

Shares Issuable Upon	1,399,999	$0.69	$966,000	$103.46
Exercise of Class A Warrants

Shares Issuable Upon	1,399,999	$0.69	$966,000	$103.46
Exercise of Class B Warrants

Shares Issuable Upon	200,000	$0.69	$138,000	$23.60
Exercise of PowerOne
$0.50 Warrants

Shares Issuable Upon	300,000	$0.69	$207,000	$22.17
Exercise of West Hastings
$0.10 Warrants

Shares Issuable Upon	200,000	$0.69	$138,000	$14.78
Exercise of West Hastings
$0.50 Warrants

Shares Issuable Upon	547,000	$0.69	$377,430	$40.43
Exercise of $0.75 Warrants

Common stock by	1,694,000	$0.69	$1,168,860	$125.19
selling shareholders

Total	15,609,419	$0.69	10,770,500	$1,162.36

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (i).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

GLOBAL GREEN SOLUTIONS INC.
15,609,419 Shares of Common Stock

This prospectus relates to the sale of our common stock by certain selling shareholders. The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "GGRN." On June 13, 2006, the closing bid price of our common stock was $0.66.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________________.

SUMMARY OF OUR OFFERING

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our business

Global Green Solutions Inc. (formerly known as High Grade Mining Corp.) ("we," "us," "our," "the Company," or "GGS") was incorporated in the State of Nevada on June 10, 2003. We are engaged in the business of greenhouse gas emissions reduction, primarily in the oil and gas industry.

We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada, 89511 and our business office is located at 609 Granville Street, Suite 880, P.O. Box 10321, Vancouver, British Columbia, Canada V7Y 1G5. Our telephone number is (604) 408-0153, Toll Free (866) 408-0153. We have operations offices in Houston, USA and Brussels, Belgium. A wholly owned subsidiary, Global Green Solutions Ltd. was incorporated in England on May 23, 2006.

Our objective is to be an international project developer for the reduction of greenhouse gases, primarily in the oil and gas transportation sectors. We intend to provide sustained environmental improvements as well as operating efficiency gains, while creating tradable carbon credits. We aim to develop revenue from the sale of carbon credits created through our projects that reduce greenhouse gas emissions. Additional potential revenue sources include payments linked to customers' revenue increases due to operating efficiency gains, primarily from decreased product loss in transmission, that result from our projects.

We are targeting:

*	Countries covered by the Kyoto or other global and national greenhouse gas emission reduction programs
*	Companies in the oil and gas, production, transportation, and processing industry
*	Aging/under-performing facilities, with limited internal expertise, limited safety and environmental policies and procedures
*	Customers, host and investing countries that are willing and able to partner with us to share emission reduction credits.

The offering

Following is a brief summary of this offering:

Securities being offered	The selling shareholders may offer up to 15,609,419 shares of common stock in this offering. We will not receive any proceeds from the shares sold by the selling shareholders.
Offering price per share common stock	The market bid.
Net proceeds to us on sale of shares	None
Number of shares outstanding before the offering	27,774,000

Number of shares outstanding after the offering if all of the warrants are exercised and Convertible notes plus accrued interest are converted at the minimum rate of maturity	41,689,419

Selected financial data

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	As of	As of	As of
	May 31, 2006	November 30, 2005	November 30, 2004
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$2,145,802	$23,173	$38,615
Total Liabilities	$249,928	$11,112	$35,857
Stockholders Equity	$1,895,874	$12,061	$2,758
	Six Months ended	Year ended	Year ended
	May 31, 2006	November 30, 2005	November 30, 2004
	(Unaudited)	(Audited)	Audited
Income Statement
Revenue	$152,000	$0	$0
Total Expenses	$1,157,543	$54,197	$13,114
Net Loss	$(1,005,543)	$54,197	$13,114

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with GLOBAL GREEN SOLUTIONS INC.:

1. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in June 2003 and we have started our proposed business operations on a limited basis. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is approximately $1,096,000. Our ability to achieve and maintain profitability and positive cash flow is dependent upon
*	our ability to contract with customers for greenhouse gas emission reduction programs
*	our ability to contract with government institutions for greenhouse gas emission reduction programs
*	our ability to generate revenue from greenhouse gas emission reduction programs

Based upon current plans, we expect to incur operating losses in future periods until revenue generated from greenhouse gas emission reduction programs and the generation and sale of Carbon Credits is realized.

2. Our auditor has raised substantial doubt about our ability to continue our business.

We have received a report from our independent auditors on our financial statements for the fiscal years ended November 30, 2005 and 2004, in which our auditors have included an explanatory paragraph indicating that our recurring net losses and dependence upon obtaining adequate financing cause substantial doubt about our ability to continue as a going concern. By issuing this opinion, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations.  If we are unable to generate significant revenue and/or raise additional financing, we will not have sufficient funds to continue our operations.

3. If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds.

In May 2006, we issued convertible notes in the principal amount of $1,500,000 plus 8% interest per annum, compounded annually. We do not have a sinking fund available to repay this debt. Any event of default could require the early repayment of these convertible notes. The full amount of the convertible notes and related accrued interest may be converted into shares of our common stock and warrants, in accordance with the terms of the convertible notes. However, if we are required to repay the convertible notes and accrued interest, we would be required to use our limited working capital and might also be required to raise additional funds to fully repay the notes plus accrued interest. If we were unable to repay the notes when required, the note holders could commence legal action against us. Any such action would require us to curtail or cease operations.

4. Because most of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

Although we maintain an office in Houston, Texas, most of our assets are located outside of the United States. Other than a vice-president nominee located at our Houston office, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our director's and officer's predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our director and officer predicated upon the securities laws of the United States or any state thereof.

5. Political risk, for example the risk of nationalization or appropriation of assets or contract revenue, may exist when we do business with the governments of certain countries.

Many of the governments we plan to do business with are outside of North America or Europe and carry a higher degree of political risk. We could lose equipment and revenue if political circumstances adversely change during the term of any contracts we may have in such countries. Such an event could have a negative affect on our operations.

6. Our success is dependent on retaining key personnel.

Our ability to continue to pursue contracts for the reduction of greenhouse gas emissions is in large part, dependent upon our ability to attract and maintain qualified key personnel. Our development now and in the future will depend on the efforts of key management figures, such as Mr. Frater, our Chief Executive Officer. We are very dependent upon the expertise of Hugh and Bruce Chisholm in regard to the portion of our business that deals with emissions reduction operations and business development. If they should terminate their relationship with us for any reason, in the short term, Mr. Frater would be the only officer or director that has expertise in regards to greenhouse gas emissions reduction. We would have to rely on contracted staff to deal with operational aspects of emissions reduction and on Mr. Frater for business development issues. The loss of key people like Mr. Frater or Hugh and Bruce Chisholm could have a material adverse effect on our business. We do not currently maintain key-man life insurance on any of our employees.

7. It takes time to convert greenhouse gas emissions reduction Carbon Credits to cash. Delays in converting the credits to cash could have an adverse affect on our operations.

It takes time to convert, develop, contract, implement and validate greenhouse gas emissions reduction projects to generate the Carbon Credits to trade for cash. As a result, while we wait for the credits to be converted to cash, we could have inadequate capital in order to maintain operations. If that should occur, and we are unable to obtain other sources of financing, we may have to suspend or cease operations.

8. Because the market for our common stock is limited, you may not be able to resell your shares of common stock.

There is currently a limited trading market for our common stock. Our common stock trades on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol GGRN. As a result, you may not be able to resell your securities in open market transactions.

9. Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted.

Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

10. There are a large number of shares underlying our convertible debentures and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of June 7, 2006, we had 27,774,000 shares of common stock issued and outstanding, convertible notes that may be converted on maturity into shares of common stock, and 4,593,998 warrants convertible into shares of common stock. The sale of the shares underlying the Convertible Notes and the Warrants may adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the warrants and shares of common stock in this offering. All proceeds from the sale of the warrants and shares of common stock will be received by the warrant holders and selling shareholders, respectively.

We will, however, receive the proceeds from the exercise of the warrants. There is no assurance that any warrants will be exercised. Assuming all of the warrants are exercised, we will receive a maximum of $3,440,248. We intend to use the proceeds from the exercise of any warrants for working capital.

DETERMINATION OF OFFERING PRICE

The warrant holders and selling shareholders are offering their securities for sale in this offering. The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On June 16, 2006, the inside bid price for our common stock was $0.66. No warrants or shares are being offered by us. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol GGRN. Our warrants are not traded anywhere.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

MARKET PRICE FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "GGRN." A summary of trading by quarter for the first two quarters of 2006 and the fiscal years ending November 30, 2005 and 2004 follows:

2006	High Bid	Low Bid
Second Quarter 3-1-06 to 5-31-06	$0.80	$0.55
First Quarter 12-1-05 to 2-28-06	$1.40	$0.675
2005
Fourth Quarter 9-1-05 to 11-30-05	$2.40	$0.60
Third Quarter 6-1-05 to 8-31-05	$0.75	$0.38
Second Quarter 3-1-05 to 5-31-05	$1.01	$0.15
First Quarter 12-1-04 to 2-28-05	$0.00	$0.00
2004
Fourth Quarter 9-1-04 to 11-30-04	$0.00	$0.00
Third Quarter 6-1-04 to 8-31-04	$0.00	$0.00
Second Quarter 3-1-04 to 5-31-04	$0.00	$0.00
First Quarter 12-1-03 to 2-29-04	$0.00	$0.00

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Prices before 2006 have not been adjusted to reflect the fact that on December 13, 2005, we paid a stock dividend of three additional shares of common stock for each one share of common stock outstanding. As of May 31, 2006, we had 35 holders of record of our common stock.

Completion of our public offering

On August 18, 2004, the Securities and Exchange Commission declared our Form SB-2 Registration Statement effective, file number 333-112266, permitting us to offer up to 2,000,000 shares of common stock at $0.10 per share. There was no underwriter involved in our public offering. On the December 17, 2004, we completed our public offering by raising $102,000 we sold 1,020,000 shares of our common stock at an offering price of $0.10 per share.

Since completing our public offering, we have spent the proceeds as follows:

Gross proceeds	$102,000
Offering expenses	$25,106
Phase I Exploration	$20,000
Professional Fees	$28,638
Interest & Bank Charges	$413
Foreign Exchange	$429
Mail	$80
Stationary	$209
Accounting	$10,175
Office Equipment	$928
Regulatory Filings	$919
Transfer Agent	$2,379

From the proceeds, we spent $2,297 on travel and $10,427 for miscellaneous office expenses. The foregoing were changes in the use of proceeds described in the registration statement.

On May 29, 2006, we formally terminated our mineral exploration program in order to devote full efforts to our business of greenhouse gas emissions reduction.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

On December 13, 2005, we paid a stock dividend of three additional shares for each one share outstanding. After the stock dividend was paid, there were 24,080,000 shares of common stock outstanding. Since then we have issued an additional 3,694,000 shares of common stock all of which are restricted. Accordingly, as of the date of this report, there are 27,774,000 shares of common stock outstanding.

Section 15(g) of the Securities Exchange Act of 1934

Our company's shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

We have one equity compensation plan under which our shares of common stock have been authorized for issuance to our officers, directors, employees and consultants, namely our 2005 Nonqualified Stock Option Plan. The plan provides for the issuance of stock options for services rendered to us. The board of directors is vested with the power to determine the terms and conditions of the options. The plan includes 5,000,000 common shares. As of November 30, 2005, no options had been granted.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by securityholders:	None	$0.00	None

Equity compensation plans not approved by securitiesholders:	400,000	$0.50	4,600,000

Pursuant to our Form S-8 Registration Statement filed with the SEC on April 4, 2005, as amended on March 23, 2006, we registered an aggregate of 5,000,000 common shares, par value $0.00001 per share, underlying options to be granted under the plan to employees, directors, officers and/or others persons providing certain services to our company.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	Any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on June 10, 2003. We have engaged in the exploration of one mineral property in British Columbia and in the business of greenhouse gas emissions reduction in the oil and gas industry. We formally terminated our mineral exploration activities on May 29, 2006 by way of a Directors' Resolution.

We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada, 89511 and our business office is located at 609 Granville Street, Suite 880, P.O. Box 10321, Vancouver, British Columbia, Canada V7Y 1G5. Our telephone number is (604) 408-0153, Toll Free (866) 408-0153.

Apart from one project funding of $152,000, we have no revenues and have achieved losses since inception. We rely on sale of securities and loan instruments to fund operations.

Our auditors issued a going concern opinion in their audit report dated February 1, 2006. This report included an explanatory paragraph indicating that our recurring net losses and dependence upon obtaining adequate financing cause substantial doubt about our ability to continue as a going concern. By issuing this opinion, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations.

On December 23, 2005, we entered into an agreement with Sealweld International Company Ltd. ("Vendor"), Hugh Chisholm and Bruce Chisholm (collectively, "Principals") wherein we purchased the assets, goodwill and the benefits of the relationships established by the Vendor over a seven year period working in Europe, Russia, Central Asia, North and Latin America in consideration of $100 and covenants not to disclose, compete or interfere.

Further, we entered into an agreement with Bruce Chisholm wherein we agreed to employ Bruce Chisholm in consideration of $72,000 per year plus incentive stock options and vacation.

Further, we entered into an agreement with Hugh Chisholm wherein we agreed to employ Hugh Chisholm in consideration of $72,000 per year plus incentive stock options and vacation.

As part and parcel of the forgoing transaction, Woodburn Holdings Ltd, a corporation owned and controlled by Robert M. Baker, our former president, transferred 4,250,000 shares of its common stock of the Company to Elden Schorn and 4,250,000 shares of its common stock of the Company to West Peak Ventures of Canada Limited. Woodburn Holdings Ltd. retained 1,500,000 shares of the Registrant's common stock. Further, Kathrine MacDonald, one of our shareholders, transferred 4,250,000 shares of her common stock of the Company to Hugh Chisholm and 4,250,000 shares of her common stock of the Company to Bruce Chisholm. Ms. MacDonald retained 1,500,000 shares of the Registrant's common stock.

On April 27, 2006 we entered an agreement with Arnold R. Hughes to provide us with services as Chief Financial Officer. The fee for providing these services is USD $1,500 per month, plus applicable taxes. In addition, Mr. Hughes will be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

On June 13, 2006, we entered into an agreement effective May 1, 2006 with Sigma Consult bvba ("Service Provider") and James Douglas Frater ("Executive") to provide services of Mr. Frater as Managing Director and Chief Executive Officer of the Company, as well as office premises for the Company in Brussels, Belgium. The fees for providing these services are as follows:

-	Base compensation of 6,500 Euros per month
-	Office rent of 1,200 Euros per month
-	A one-time payment on signing of the agreement of 10,000 Euros to the Service Provider for miscellaneous joining and set-up costs
-	An annual performance bonus of 1% of net profit, as determined by the Company's audited financial statements

In addition, he will be granted the right to buy shares of our common stock as follows:

-	Total of 4,250,000 shares at $0.00001 per share
-	Vesting in six month intervals with the first portion exercisable after October 31, 2006 followed by 1,062,500 further shares every six months thereafter until 4,250,000 has been purchased.

Background

Greenhouse Gas (GHG) is a term used to describe gases harmful to the environment when emitted into the atmosphere. Our specialty is the application of our solutions, technologies and services to reduce GHG emissions on oil and gas facilities. Our emission reduction projects produce three significant benefits, namely:

1.	Loss reduction financial benefits whereby reducing methane gas operational leakage increases sales revenues for the oil and gas operating company
2.	Sustained methane gas emission reductions into the atmosphere. Methane is one of the largest contributors to global warming and a key target for greenhouse gas reduction.
3.	Global Carbon Credits. The reduction in methane emissions has a financial value which can be traded as a Carbon Credit and emissions allowance to other companies or countries.

We specifically target emissions reduction projects in the oil and gas, production, processing and pipeline transportation sector. These projects typically require the following activities;

1.	Preliminary assessment of total emissions from facilities and likely sources. This is done by reviewing customer records and field assessment.
2.	Measurement of each source of emission. This is performed using specialized equipment that is either leased or purchased specifically for the project.
3.

Emission sources are mitigated. This is carried out using specialized services and ecotechnologies. These could range from sealing specific equipment leaks to the installation of new equipment, to the building of new processes to reduce production emissions.

4.

Emissions reductions need to be measured periodically after completion of the mitigation action to verify the results are sustained. We provide ongoing support and training to the customer to plan and implement an ongoing maintenance program which is verified by a third party validation company.

We are a solutions and service company that utilizes a combination of specialized program methodologies, portfolio of solutions, services, innovative ecotechnologies and technology transfer combined with extensive oil and gas industry experience and know-how to affect the best possible gas emissions reduction programs mainly for companies and operators with aging facilities.

1.	Program Methodologies includes the planning and management, processes and procedures coupled with expertise to implement large emission reduction projects to deliver revenue from Carbon Credits.
2.	Portfolio of Solutions includes integrated products and services purpose-designed to fit the needs of specific emissions reduction applications.
3.

Ecotechnologies are specifically developed to reduce emissions into the atmosphere. These include detection, measurement, emissions reduction, and GHG storage. Ecotechnologies are now being developed due to the financial benefits offered under the Kyoto Protocol.

4.	Technology transfer enables know-how, knowledge, technology and tools to be transferred to developing countries so that they can sustain the reduction in emissions in future years.

Our business approach includes applying program planning, project financing and Carbon Credit management in the provision of a total technology and financing solution for the customer. The return on investment is provided from Carbon Credits earned from the volume of emissions reduction over a multiple year program. The majority of project expense is incurred in the initial program period with project financing arranged such that the customer requires no financial investment to implement the project. Carbon Credits are either "banked" and sold on international carbon exchanges or forward traded as negotiated with credit buyers during the initial project development. On a project by project basis, GGS works with strategic third party alliance partners who have specialized core business expertise and know-how to provide an extended portfolio of solutions, technologies and services.

We are responding to a global business opportunity created by the Kyoto Agreement which targets a 5% reduction (annual) in the greenhouse gas emissions reduction. Countries not complying with the agreed annual reduction are financially penalized and as such an Emissions Trading Mechanism has been set up whereby Annex 1 countries can invest in Annex 2 and non Annex 1 countries to develop projects/ programs which reduce GHG emissions. The allowance credit can be transferred to the investing Annex 1 country as part of its emissions reduction target. Emissions credits known as Carbon Credits are now traded on carbon exchanges in Asia, North America and Europe and provide the next generation in conservation incentives.

Emissions Trades

An emission trade typically occurs when a country or company seeking to meet its emissions allowances purchases emissions credits from a country or company that has reduced its emissions beyond its requirements to do so. This transaction can benefit both participants. Purchasers are able to reach goals that require more emissions reductions than they can cost-effectively achieve through their own operational changes and they do not then incur financial penalties. And sellers are rewarded financially for their investments in emission reductions.

Key Players

The pioneers in emissions trading have primarily been members of energy intensive industries, since they have the greatest incentive to demonstrate leadership and help shape efficient trading programs. Other key players include the organizations and governments that are developing trading schemes. Finally, some businesses and Non Government Organizations, NGOs, are developing methods for measuring and verifying the quality of emissions reductions.

Carbon-Trading Programs

The field of emissions trading is taking shape against the backdrop of legislative activity. Much of it is intended to help nations meet their commitments under the Kyoto Protocol. In addition to the work that has begun on an EU-wide emissions trading initiative, both Denmark and the UK have developed national carbon trading programs. Within the United States, 9 states have enacted legislation to regulate carbon emissions, mainly from utilities, and several more have voiced their intention to follow suit. Several organizations also have launched voluntary emissions trading programs. The Chicago Climate Exchange, launched in 2002, is one such initiative based in the United States. The International Emissions Trading Association maintains a database of emissions trading schemes worldwide.

Our Vision & Mission Statement

Our vision is to be recognized in the oil and gas industry as leading provider of emissions reduction solutions, ecotechnologies and services which generate financial gains from greenhouse gas emissions reduction.

Our mission is build a best in class portfolio of solutions, technologies and services leading to the generation of carbon credits earned from the reduction of fugitive emissions in oil and gas facilities thereby achieving greenhouse gas emissions reduction goals with a positive economic impact.

Competitive Business Conditions

We believe we have developed one of the most cost effective methods of creating a One Ton Equivalent Carbon Credit. A One Ton Equivalent Carbon Credit is the base measurement for all greenhouse gases covered under the Kyoto Protocol. Our program enables the client to determine the volume of natural gas (methane) emissions from their oil and gas facilities, implement a program to reduce the emissions with validation to generate the Carbon Credits.

Patents Trademarks, etc.

Currently we do not own any patents or trademarks.

Research and Development Activities

Our research and development activities will be focused on technologies related to the greenhouse gas emissions reduction. We are currently investing in the study of a technology for CO2 bio sequestration.

Plan of Operations

We have acquired the assets, know-how, experience and proprietary methodologies of Sealweld International, including service contracts with their key employees.

As part of the assets of Sealweld International we have acquired a service contract to carry out a project in Central Asia led by the United States Environmental Protection Agency - Methane to Markets Program.

Since December 2005, we have invested in business development, sales and marketing activities and are presently negotiating contracts with government owned oil and gas companies in Central Asia and Central / Latin America.

Employment and Service Agreements

We currently have service contracts with James Douglas Frater and Arnold Hughes and employment agreements with Bruce Chisholm, and Hugh Chisholm. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt plans in the future. We do have a stock option plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Funding

On December 17, 2004, in a Public offering, we raised $102,000 from the sale of common stock.

Since October 2005, we have been funded through loans advanced to us by West Peak Ventures of Canada Limited, ("West Peak") a company located in Vancouver, British Columbia, Canada which is owned and controlled by Timothy Brock, one of our shareholders. Mr. Brock holds his beneficial interest in our shares through West Peak. The advances were unsecured, non-interest bearing and without specific terms of repayment. As of the date of this report, all of the advances have been repaid.

On May 5, 2006, we issued Convertible Notes in the aggregate amount of $1,500,000, plus warrants exercisable for two years that would, if exercised, result in further proceeds to us of $2,799,998.

As part of the same transaction, we sold 2,000,000 restricted shares of common stock at a price of $0.05 per share for a total $100,000. We issued 450,000 restricted shares of common stock and 400,000 warrants with an exercise price of $0.50 per warrant for services rendered in locating certain purchasers for our Convertible Notes. Each warrant is convertible into one restricted share of common stock for two years from May 5, 2006. If exercised, the warrants would result in proceeds to us of $200,000.

We issued another 300,000 warrants with an exercise price of $0.10 per warrant. Each warrant is convertible into one restricted share of common stock for two years from May 5, 2006. If exercised, the warrants would result in proceeds to us of $30,000. These warrants along with a cash payment of $75,000 were also for services rendered in locating certain purchasers for our Convertible Notes.

On June 7, 2006, we completed the following private placements of securities:

We issued 1,000,000 units at a price of $0.50 per unit for a total $500,000. We issued a further 94,000 units in consideration of services rendered in locating certain purchasers of our common stock in this private placement. Each unit consisted of one restricted share of common stock and one warrant. Two warrants are convertible into one restricted share of common stock upon payment of the exercise price of $0.75. The warrants expire on June 7, 2008.

Mineral Exploration

From our inception of June 10, 2003 we engaged in mineral exploration on one property in British Columbia, Canada. Since 2005, we have been expanding our operations to assist entities in reducing greenhouse gas emissions, primarily in the oil and gas production, processing and pipeline transportation industry. On May 29, 2006, we formally terminated our mineral exploration activities to devote full efforts to our green house gas emissions reduction business opportunity.

Milestones

For the fiscal year ending November 30, 2006

Recruit experienced President and CEO familiar with targeted oil and gas industry, global customers and general management processes.

Recruit experienced Vice President Marketing and Technology familiar with large project sales and operations and bringing new technologies and solution sets to market.

Develop a strategy and business plan for GGS identifying target opportunities, required skills, processes and technologies, and unique competitive value

Register Global Green Solutions Ltd. in England (UK) as a wholly owned subsidiary of Global Green Solutions Inc.

Establish an office in London, UK to provide business development, marketing and operational support for UK government sponsored projects.

Establish an office in Brussels, Belgium to provide business development and marketing for European Union (EU) sponsored programs.

Establish an office in the San Diego, California, USA to provide business development and marketing for US and the State of California sponsored programs.

Complete Phase I demonstration project in Central Asia funded under an International Utility Efficiency Partnership, US Methane to Markets Program grant. Grant was provided to study greenhouse gas measurement and reduction on natural gas high pressure pipeline transportation systems.

Sign Memorandum of Understanding with state owned Oil and Gas Companies in Central/Latin America for the joint development of feasibility studies and pilot projects to implement greenhouse gas emissions reduction projects in oil and gas facilities and pipelines. Projects implemented under the US Methane to Markets Program or other global mechanisms.

Secure funding grant from the International Energy Utilities Partnership, US Methane to Markets Program or other global mechanism to study greenhouse gas measurement and reduction across expanded sections of Central/Latin America natural gas high pressure pipeline transportation systems.

Evaluate latest generation of gas emission detection and measurement technologies for possible acquisition, licensing or alliance partnering.

For the fiscal year ending November 30, 2007

Secure Phase II funding grant from International Utility Efficiency Partnership, US Methane to Markets Program or other global mechanisms, to carry out studies of potential greenhouse gas emission reductions across expanded sections of Central Asian natural gas high pressure pipeline transportation systems.

Commence implementation of the Phase II Central Asian project funded under an International Utility Efficiency Partnership, US Methane to Markets Program or other global mechanism. Project to implement greenhouse gas measurement and reduction across expanded sections of central Asian natural gas high pressure pipeline transportation systems.

Determine commercial viability of CO2 bio sequestration technology.

Explore the development of a consortium of strategic alliance partners related to carbon storage and gas emissions re-injection for oil and gas reservoirs.

Explore feasibility of Carbon Development Mechanism projects in Central Africa related to the GHG emissions reduction in the oil and gas industry.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. Other than $152,000 funding for the pilot project in Central Asia our operations have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in developing revenue streams, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must generate revenue from our greenhouse gas emissions reduction operations. To date, with the one exception noted above, we have not generated any revenues.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on June 10, 2003

On August 18, 2004, the Securities and Exchange Commission declared our Form SB-2 Registration Statement effective, file number 333-112266, permitting us to offer up to 2,000,000 shares of common stock at $0.10 per share. There was no underwriter involved in our public offering. On the December 17, 2004, we completed our public offering by raising $102,000 we sold 1,020,000 shares of our common stock at an offering price of $0.10 per share.

In May 2006, we sold Convertible Notes and completed a private placement of securities, raising a total of $1,600,000. In June 2006, we completed a second private placement of securities and raised a further $500,000.

Liquidity and Capital Resources

Since inception, we have generated revenues of $152,000 from our greenhouse reduction operations. We do not anticipate obtaining further revenues until such time as we have entered into contracts with one or more companies operating natural gas pipelines, to apply our technology and methodology to reduce greenhouse gas emissions from those pipelines. We are presently in the development stage of our business. We can provide no assurance that we will obtain commercially viable contracts to utilize our services. The revenue generated in connection with our Central Asia pilot project was not part of an ongoing contract and therefore is not indicative of any continuing revenue.

At May 31, 2006, we had an accumulated deficit of $1,095,532.

At May 31, 2006 our total assets of $2,145,802 consisted of mainly cash and deferred financing costs.

At May 31, 2006, our total liabilities were $249,928.

We currently have convertible promissory notes outstanding in the total amount of $1,500,000 which accrue interest at the rate of 8% per annum compounded annually. The notes are due and payable on May 5, 2007.

Results of Operations

For the year ended November 30, 2005, the company recorded a loss of $54,197, as reported on its audited financial statements. For the six months ended May 31, 2006 the company recorded a loss of $1,005,543 on its unaudited financial statements prepared by management. These losses resulted primarily from project development expenses as the company pursued contracts with companies in a variety of countries to reduce greenhouse gas emissions ($396,168), from consulting, finders' and professional fees ($375,796), stock-based compensation ($253,956) and interest and bank charges ($108,002).

Three months ended May 31, 2006 compared to the three months ended May 31, 2005.

Revenues

Apart from one project funding of $152,000 from the International Energy Utilities Partnership, US Methane to Markets Program, we have not generated any revenues and have achieved losses since inception. We currently rely on sale of securities and loan instruments to fund operations. To become profitable and competitive, we must generate revenue from our greenhouse gas emissions reduction operations.

Expenses

Expenses for the current quarter increased by $924,401 over the same quarter in the previous year. This increase resulted primarily from the following:

-	Project development expenses as the Company pursued contracts to reduce greenhouse gas emissions with companies in a variety of countries - $223,689
-	Consulting fees paid in support of the Company's expanded scope of operations - $59,108
-

Finders' fees - the estimated fair value of common stock, warrants and cash issued and paid in consideration of services rendered locating certain purchasers for the Company's convertible notes and for facilitating the acquisition of the assets, know-how, experience and proprietary methodologies of Sealweld International - $180,097

-	Interest and bank charges, mainly resulting from amortization of the debt discount and the beneficial conversion interest arising from the convertible debt - $107,714 increase
-	Professional fees mainly related to regulatory filings, drafting of various consulting agreements, and the issuance of convertible debt - $83,569 increase
-	Stock-based compensation which is the estimated value of common stock purchase options granted to various consultants and service providers - $253,956

Liquidity and Capital Resources

As of May 31, 2006, the Company had total assets of $2,145,802, total liabilities of $249,928, and a deficit of $1,095,532. This compares to total assets of $51,687, total liabilities of $436, and a deficit of $50,799 at May 31, 2005.

Cash and Working Capital

The Company had cash of $1,354,428 as of May 31, 2006, compared to cash of $61,202 as of February 28, 2006, and $51,687 as of May 31, 2005. The Company had working capital of $1,893,216 as of May 31, 2006, compared to a working capital deficiency of $215,964 as of February 28, 2006, and working capital of $51,251 as of May 31, 2005.

Under our current business plan, we will not require additional financing this fiscal year.

Cash Used in Operating Activities

Cash used in operating activities increased to $271,768 for the three months ended May 31, 2006 compared to $9,736 for the three months ended May 31, 2005. This increase is mostly attributable to the increased scope of work in pursuit of contracts for the reduction of greenhouse gas emissions. The cash used in operating activities came primarily from convertible debt and equity sales of our common shares.

Investing Activities

Cash used in investing activities decreased to $1,882 for the three months ended May 31, 2006 compared to $4,378 for the three months ended May 31, 2005. Cash used in investing activities was to acquire computer equipment.

Financing Activities

Cash provided by financing activities increased to $1,566,876 for the three months ended May 31, 2006 compared to $nil for the three months ended May 31, 2005. Cash provided by financing activities resulted from convertible debt, share issuances and stock subscriptions, less related Finder's fees of $75,000 paid in cash. Cash was also used to repay amounts due to a shareholder totaling $223,124.

Until we secure revenue-generating contracts for the reduction of greenhouse gas emissions, we anticipate continuing to rely on equity sales of our common stock or issuance of debt in order to continue to fund our business operations.

During the quarter ended May 31, 2006, the Company issued a total of $1,500,000 in convertible notes. The convertible debentures, with principal and accrued interest at 8% per year are convertible into common stock at the option of the holder. The notes mature on May 5, 2007. On May 3, 2006, the Company issued 2,000,000 common shares for total proceeds of $100,000.

On June 7, 2006, the Company issued 1,000,000 units at a price of $0.50 per unit for a total $500,000. The Company issued a further 94,000 units as finders' fees in this private placement. As at May 31, 2006, the Company had received $265,000 of subscriptions for this unit offering. The units were priced at $0.50 each. Each unit consisted of one restricted share of common stock and one warrant. Two warrants are convertible into one restricted share of common stock upon payment of the exercise price of $0.75. The warrants expire on June 7, 2008.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/ or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Recent accounting pronouncements

In April 2003, the FASB issued Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain embedded derivatives, and for hedging activities under Statement 133. Statement 149 is effective for contracts entered into or modified after June 30, 2003. Adopting this new standard is not expected to have a significant impact on the Company's financial statements.

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement requires that certain financial instruments previously classified as equity in statements of financial position be classified as liabilities. The provisions in Statement 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise at the beginning of the first interim period beginning after June 15, 2003 for public companies. Adopting this new standard is not expected to have a significant impact on the Company's financial statements.

In November 2004, the FASB issued Statement 151, Inventory Costs. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Statement 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted in certain circumstances. Adopting this new standard is not expected to have a significant impact on the Company's consolidated financial statements.

In December 2004, FASB has also issued SFAS No. 152 and 153 but they will not have any relationship to the operations of the Company, therefore, a description of each and their respective impact on the Company's operations have not been disclosed.

MANAGEMENT

Officers and Directors and Significant Employees

Our directors will serve until their successors are elected and qualified. With regard to our officers, Mr. Frater's contract extends until April 29, 2009. Mr. Hughes contract with the company has no specific end date and may be cancelled on 30 days notice by either party. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
James Douglas Frater	55	president and principal executive officer
Vossemberg 1,
Tervuren, Brussels, 3080
Belgium

Arnold Hughes	53	treasurer, principal financial officer, and principal
3523 West King Edward Avenue		accounting officer
Vancouver, British Columbia
Canada V6S 1M4

Elden Schorn	66	director
1247 - 235 Keith Road
West Vancouver, British Columbia
Canada V7T 1L5

Robert Baker	52	secretary and director
885 Pyrford Road
West Vancouver, British Columbia
Canada V7S 2A2

Bruce Chisholm	52	vice president nominee
Suite A, Coveham House
Downside Bridge Road
Hobham, Surrey
United Kingdom KT1 13EP

Hugh Chisholm	46	vice president nominee
902 West South Street
Leander, Texas 78641

The directors will hold their offices until the next annual meeting of our stockholders.

Background of Officers and Directors

Doug Frater - President and Principal Executive Officer

Since June 16, 2006, Mr. Frater has been our president and principal executive officer. Since March 2003, Mr. Frater has been a Managing Partner of Sigma Consult bvba, in Brussels, Belgium. Sigma Consult provided international consultancy, sales, marketing and business development services to a number of new technology and solution companies primarily in the oil and gas markets. From December 1995 to March 2003, Mr. Frater was with Honeywell International's Industrial Automation and Controls Division as Global Vice President - Oil and Gas and previously Sales Vice President, Europe, Middle East and Africa and Global Director, Oil and Gas Business and International Projects. Mr. Frater's work with Honeywell included senior management assignments in Europe, the Middle East and Asia. He has over 30 years experience in the oil and gas and petrochemical industry including start-up companies and joint ventures in the UK and China. Mr Frater has a B.Sc. in Industrial Control Engineering from Teesside University. Mr. Frater's other business experience was with ICS plc in Scotland and the Middle East where he was a Director and General Manager for 15 years. He started his career with BP where he worked for 6 years.

Arnold Hughes - Principal Financial Officer and Principal Accounting Officer

Since April 27, 2006, Mr. Hughes has been our principal financial officer and principal accounting officer. Since June 16, 2006, Mr. Hughes has been our treasurer. From March 2006 to date Mr. Hughes has been a senior associate with MCSI Consulting Services Inc of Vancouver, Canada, a corporate financial consulting firm that specializes in corporate finance matters, strategic planning and business planning services. From December 2002 to February 2006, Mr. Hughes was a consultant with Team Development Plus, a management and operational effectiveness consulting firm in Vancouver, Canada. From January 1999 to November 2002, Mr. Hughes was a senior executive with the Connor, Clark & Lunn Financial Group, a Vancouver, Canada based institutional investment management group, first as chair of the Business Operations Team of Connor, Clark & Lunn Investment Management Ltd. and then as Chief Financial Officer of the Connor, Clark &Lunn Financial Group. From February 1993 to December 1998, Mr. Hughes was Controller of Pexim Enterprises Inc., a specialty lumber trading company in Vancouver, Canada, with principal markets in Japan and Western Europe. Mr. Hughes has an MBA from Simon Fraser University and a B.Sc. from the University of British Columbia. Mr. Hughes' other business experience includes financial and accounting roles in the cellular communications, sulphur, and oil and gas industries.

Robert M. Baker - Secretary and Director

Since June 2003, Mr. Baker has been our president, principal executive officer, treasurer, principal financial officer, secretary and a member of the board of directors. On January 5, 2006, Robert M. Baker resigned as president, principal executive officer, treasurer, principal financial officer, and principal accounting officer. He remains as secretary and a member of the board of directors. His resignation was not as a result of any disagreement with us. Since May 27, 2005, Robert Baker has been secretary and a member of the board of directors of Marathon Gold Corp., a Nevada corporation engaged in the business of mining exploration. Since December 9, 2004, Robert Baker has been the secretary and a member of the board of directors of International Gold Corp., a Nevada corporation engaged in the business of mining exploration. From January 2004 to March 24, 2006, Robert Baker was the president, principal executive officer, treasurer and principal financial officer until he resigned on March 24, 2006. He remains a member of the board of directors of Sterling Gold Corporation, a Nevada corporation, engaged in the business of mining exploration Since September 2004, Mr. Baker has been a director and secretary of Tapestry Ventures Ltd. located in Vancouver, British Columbia. Tapestry Ventures is engaged in the business of mining exploration. Tapestry Ventures does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol TPV.H. Since October 2004, Mr. Baker has been a director and secretary of Tapango Resources Ltd. located in Vancouver, British Columbia. Tapango Resources is engaged in the business of mining exploration. Tapango Resources does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol TPA.H. Since November 2004, Mr. Baker has been a director of Cierra Pacific Ventures Ltd. located in Vancouver, British Columbia. Cierra Pacific is engaged in the business of mining exploration. Cierra Pacific does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol CIZ.H. From June 2002 to October 2003, Mr. Baker was the president, principal executive officer, treasurer, principal financial officer and a member of the board of directors of TexEn Oil & Gas, Inc. From November 1, 1998 to June 4, 2002, Mr. Baker was a registered representative with Canaccord Capital Corporation, a Canadian broker/dealer. Canaccord Capital Corporation is a broker-dealer registered with the United States Securities and Exchange Commission.

Elden Schorn - Director

On January 5, 2006, Elden Schorn was appointed to our board of directors and was also appointed president, principal executive officer, treasurer, principal financial officer and principal accounting officer. He resigned as treasurer, principal financial officer and principal accounting officer on April 27, 2006, to allow Mr. Hughes to assume those roles. On June 13, 2006 he resigned as president and principal executive officer to allow Mr. Frater to assume those roles. Mr. Schorn's resignations from all of his non-board positions were planned and expected and were not the result of any disagreements between Mr. Schorn and the Company. From 1996 to 2004, Mr. Schorn was the president of Schorn Consulting Ltd. Schorn Consulting Ltd. provided financial services, investor relations support and government relations consulting services to companies and industry associations, as well as to the Canadian Federal and British Columbia Provincial governments. From 1995 to 1997, Mr. Schorn was Vice President, B.C. Region, Canadian Manufacturers and Exporters Association (CEO of the Association of British Columbia). The Canadian Manufacturers and Exporters Association is Canada's leading business network whose members are responsible for 75% of Canada's manufactured goods and 90% of Canada's manufactured exports. From 1993 to 1995 Mr. Schorn was Consul and Senior Investment Advisor, Canadian Consulate, New York, New York. As Consul and Senior Investment Advisor, Mr. Schorn was the Canadian Government representative in New York responsible for dealing with the United States on all matters related to U.S. investment in Canada with a primary focus on dealing with the New York financial community for investment in Canada and with U.S. corporations for plant expansion in Canada. From 1998 to 2003 Mr. Schorn was the Director General, Operations, Western Diversification Canada, Government of Canada. As such Mr. Schorn was responsible for operations in British Columbia of an investment fund established by the Federal Government of Canada in Western Canada. Mr. Schorn graduated from the Faculty of Education at the University of British Columbia and did additional course work at the University of Alberta.

Hugh Chisholm - Vice Presidential Nominee

Hugh Chisholm is a vice president nominee. Hugh Chisholm is the brother of Bruce Chisholm, our other vice president nominee.

Bruce Chisholm - Vice Presidential Nominee

Bruce Chisholm is a vice president nominee. Bruce Chisholm is the brother of Hugh Chisholm, our other vice president nominee.

Mr. Hughes, Mr. Schorn and Mr. Baker are engaged in other business activities. As such, they do not devote time exclusively to our operations.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two yeas before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Audit Committee and Charter

We do not have a separately-designated audit committee of the board or any other board-designated committee. Audit committee functions are performed by our board of directors and our Chief Financial Officer. None of our directors are deemed independent. In lieu of a separately designated audit committee, our board plus our Chief Financial Officer are responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to our principal executive officer and principal financial officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2005 fiscal year our directors, executive officers and persons who own more than 10% of our common stock filed all reports required by section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation paid to our officers and directors during the last three fiscal years ending November 30. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table
						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
						Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Base	Bonus	Sation	Granted	Units	Payouts	Sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
James Douglas Frater	2005	0	0	0	0	0	0	0
President	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Arnold Hughes	2005	0	0	0	0	0	0	0
Treasurer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Elden Schorn	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Robert M. Baker	2005	0	0	0	0	0	0	0
Secretary and	2004	0	0	0	0	0	0	0
Director	2003	0	0	0	0	0	0	0

Bruce Chisholm	2005	0	0	0	0	0	0	0
Vice President	2004	0	0	0	0	0	0	0
Nominee	2003	0	0	0	0	0	0	0

Hugh Chisholm	2005	0	0	0	0	0	0	0
Vice President	2004	0	0	0	0	0	0	0
Nominee	2003	0	0	0	0	0	0	0

We paid remunerations totaling $0 in 2005. We anticipate paying remuneration in 2006 of approximately $400,000 to our officers and employees.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than the 2005 Non-Qualified Stock Option Plan. That plan provides that the board of directors may grant options upon terms and conditions they deem reasonable.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs, have been made to any executive officer or any director during the year ended November 30, 2005, accordingly, no stock options were exercised by any of the officers or directors in fiscal 2005. On April 27, 2005, Arnold R. Hughes was granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as a member of the board of directors.

Service and Employment Contracts

We have entered into employment contracts with Hugh Chisholm and, with Bruce Chisholm. The contracts provide for the payment of $72,000 per annum each for Hugh Chisholm and Bruce Chisholm plus stock options.

On April 27, 2006, we entered an agreement with Arnold R. Hughes to provide us with services as chief financial officer. The fee for providing these services is US$1,500 per month, plus applicable taxes. In addition, Mr. Hughes will be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

On June 13, 2006, we entered into an agreement effective May 1, 2006 with Sigma Consult bvba ("Service Provider") and James Douglas Frater ("Executive") to provide services of Mr. Frater as Managing Director and Chief Executive Officer of the Company, as well as office premises for the Company in Brussels, Belgium. The fees for providing these services are as follows:

-	Base compensation of 6,500 Euros per month
-	Office rent of 1,200 Euros per month
-	A one-time payment on signing of the agreement of 10,000 Euros to the Service Provider for miscellaneous joining and set-up costs
-	An annual performance bonus of 1% of net profit, as determined by the Company's audited financial statements

In addition, he will be granted the right to buy shares of our common stock as follows:

-	Total of 4,250,000 shares at $0.00001 per share
-	Vesting in six month intervals with the first portion exercisable after October 31, 2006 followed by 1,062,500 further shares every six months thereafter until 4,250,000 has been purchased.

The agreement may be terminated upon provision of six months notice by the Company or 30 days notice by the Service Provider.

Consulting Agreements

We have entered into a consulting agreement with West Peak Ventures of Canada Limited which is owned and operated by Timothy Brock. Under the terms of the consulting agreement we have agreed to pay West Peak Ventures of Canada Limited $48,000 per annum plus 1,300,000 (as amended) stock options exercisable at $0.50.

We have also entered into a consulting agreement with Woodburn Holdings Ltd which is owned and operated by our secretary and a director, Robert M. Baker. Under the terms of the agreement we have agreed to pay Woodburn Holdings Ltd. $30,000 per annum plus 675,000 stock options at $0.50.

We have also entered into an agreement with Windstone Financial Corp. which is owned and operated by Elden Schorn, a director. Under the terms of the agreement we have agreed to pay Windstone Financial Corp. $48,000 per annum and stock options at $0.50 still to be determined.

On April 27, 2006 we entered into an agreement with MCSI Consulting Services Inc. for the provision of certain advisory, administrative and support services for a fee of US$1,500 per month, plus applicable taxes. Additionally, MCSI Capital Corp. is to be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party. Arnold Hughes, our Chief Financial Officer, is a senior associate at MCSI Consulting Services Inc.

Indemnification

Pursuant to the Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth the security ownership of our officers and directors, and each holder of 5% or more of our common stock as of June 13, 2006:

Name and Address	Number of	Percentage of
Beneficial Ownership [1]	Shares	Ownership
James Douglas Frater [1]	0	0%
Vossemberg 1
Tervuren, Brusssels, 3080
Belgium

Arnold R. Hughes [1]	0	0%
3523 West King Edward Avenue
Vancouver, British Columbia
Canada V6S 1M4

Elden Schorn [1]	4,250,000	15.30%
Suite 1247 - 235 Keith Road
West Vancouver, British Columbia
Canada V7T 1L5

Robert M. Baker [1] [2]	1,480,000	5.33%
885 Pyrford Road
West Vancouver, British Columbia
Canada

Bruce Chisholm - Officer Nominee	4,250,000	15.30%
Suite A, Coveham House
Downside Bridge Road
Hobham, Surrey
United Kingdom KT1 13EP

Hugh Chisholm - Officer Nominee	4,250,000	15.30%
902 West South Street
Leander, Texas 78641

All Officers, Directors and Nominees	14,230,000	51.23%
as a Group (6 persons)

Timothy Brock [3]	4,250,000	15.30%
5866 Eagle Island
West Vancouver, British Columbia
Canada

Kathrine MacDonald	1,500,000	5.40%
701 - 2190 Bellevue Avenue
West Vancouver, British Columbia
Canada V7T 2X8

Alpha Capital [4]	2,111,403	5.06%
Akteingesellschaft
Pradafant 7
9490 Fursentums
Vaduz, Lichtenstein

Monarch Capital Fund, Ltd. [5]	2,111,403	5.06%
Harbor House
Waterfront Drive
Road Town, Tortola
British Virgin Islands

Pinetree Resources Partnership [6]	3,167,106	7.60%
130 King Street West
Suite 2810
Toronto, Ontario
Canada M8Y 1X6

Platinum Partners Value Arbitrage Fund LP [7]	2,111,403	5.06%
11 Dr. Roy's Road
Grand Cayman
Cayman Islands

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings.

[2]	Mr. Baker holds title to his common stock in the name of Woodburn Holdings Ltd., a British Columbia corporation, which he owns and controls.
[3]	Mr. Brock holds title to his common stock in the name of West Peak Ventures of Canada Limited, which he owns and controls.
[4]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Konrad Akerman or Rainer Posch exercise share voting and/or dispositive powers with respect to Alpha Capital Akteingeshellschaft.

[5]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. David Sims and Joseph Franck exercise share voting and/or dispositive powers with respect to Monarch Capital Fund Ltd.

[6]

Represents 2,467,106 shares to be issued upon conversion of $375,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 700,000 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Shelden Inwentash exercises share voting and/or dispositive powers with respect to Pinetree Resources Partnership.

[7]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Mark Nordlicht exercises share voting and/or dispositive powers with respect to Platinum Partners Value Arbitrage Fund LP.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholders exercise all of their Warrants and convert all of their Convertible Notes prior to the offering and then sell all of their shares.

				Percentage of shares
	Total number of	Percentage	Number	owned after the offering
	shares owned	of shares owned	of shares	assuming all of the shares
Name	prior to offering	prior to offering	being offered	are sold in the offering
Alpha Capital [1]	2,111,403	5.06%	2,111,403	0.00%
Akteingesellschaft
Pradafant 7
9490 Fursentums
Vaduz, Lichtenstein

Asprovski, Sanya [2]	20,000	0.05%	20,000	0.00%
708-1111 West Hastings
Vancouver, British Columbia
Canada V6E 2J3

Blackmont Capital [3]	69,000	0.17%	69,000	0.00%
Lawrence Holland
550-Burrard St., Suite 500
Vancouver, British Columbia
Canada V6C 2B5

Brandon, Gill [4]	30,000	0.07%	30,000	0.00%
6 Guards Court
Sunningdale

Chrzaszcz, Jerry [5]	15,000	0.04%	15,000	0.00%
125 Cruichshank Bay
Fort McMurray, Alberta
Canada

Datt, Anita [6]	4,500	0.001%	4,500	0.00%
3527 East 27th Ave.
Vancouver, B.C.
Canada

Demurs, Hector L. [7]	15,000	0.04%	15,000	0.00%
129 Community Lane
Fort McMurray, Alberta
Canada T9H 5B4

Dingwell, Terrence [8]	15,000	0.04%	15,000	0.00%
177 Beaton Place
Fort McMurray, Alberta
Canada T9K 2B4

Ferreira, Nono [9]	22,500	0.05%	22,500	0.00%
Box 1438
Didsbury, Alberta
Canada

Gable, Dan [10]	15,000	0.04%	15,000	0.00%
281 Gregorie Cresent
Fort McMurray, Alberta
Canada T9H 2L6

Gable, Karen [11]	15,000	0.04%	15,000	0.00%
108 Beaconwood Place
Fort McMurray, Alberta
Canada T9H 2S7

Gleta, Mike [12]	15,000	0.04%	15,000	0.00%
108 Morgan Ave.
Fort McMurray, Alberta
Canada T9K 2P2

Harriot Construction [13]	150,000	0.36%	150,000	0.00%
Harvey Harriot #26
Harmony Court West
Stoney Point, Alberta
Canada T7Z 2A6

Hurtubise, Denis [14]	15,000	0.04%	15,000	0.00%
157 Woodbuffalo Way
Fort McMurray, Alberta
Canada T9K 1W5

Lowen, Dale [15]	15,000	0.04%	15,000	0.00%
429 Debolt
Alberta
Canada T0H 1B0

McCaffrey, Mike [16]	15,000	0.04%	15,000	0.00%
184 Belgian Green
Fort McMurray, Alberta
Canada T9H 5B4

MacLeod, Ron [17]	15,000	0.04%	15,000	0.00%
112 Royal Garden
Fort McMurray, Alberta
Canada T9H 5B4

Manfid SA [18]	150,000	0.36%	150,000	0.00%
Sandro Fenyo
Via Centro TV 37
6349 Lomano, Switzerland

Meyers, Angela [19]	15,000	0.04%	15,000	0.00%
125 Cruichshank Bay
Fort McMurray, Alberta
Canada

Monarch Capital Fund, Ltd. [20]	2,111,403	5.06%	2,111,403	0.00%
Harbor House
Waterfront Drive
Road Town, Tortola
British Virgin Islands

Morris, Jonathan and	45,000	0.11%	45,000	0.00%
Khlif, David [21]
Rva Manoel Guedes 214
Apt. 61
Sav Pailo, Brazil 04536-070

Newbridge Ventures Ltd. [22]	15,000	0.04%	15,000	0.00%
Pat Lawless
900-595 Howe Street
Vancouver, British Columbia
Canada

Norvista Developments Ltd. [23]	90,000	0.22%	90,000	0.00%
Steven M. Stephen
1104-1160 Sunset Drive
Kelowna, B.C.
Canada V1Y 9P7

Ocean Challenge Fisheries Inc. [24]	75,000	0.18%	75,000	0.00%
Malcolm Burke
900-595 Howe Street
Vancouver, British Columbia
Canada V6C 2T5

Parsons, Barry [25]	15,000	0.04%	15,000	0.00%
224 Shetland Garden
Fort McMurray, Alberta
Canada T9H 5M5

Pasquale Di Capo [26]	1,583,552	3.80%	1,583,552	0.00%
234A Berry Road
Etobicoke, Ontario
Canada M8Y 1X6

Pelchat, Luv [27]	45,000	0.11%	45,000	0.00%
Zaragoza Sur
1300 A-3 Suite 325
Montery NL
Mexico CP640000

Pinetree Resources Partnership [28]	3,167,106	7.60%	3,167,106	0.00%
130 King Street West
Suite 2810
Toronto, Ontario
Canada M8Y 1X6

Platinum Partners Value Arbitrage	2,111,403	5.06%	2,111,403	0.00%
Fund LP [29]
11 Dr. Roy's Road
Grand Cayman
Cayman Islands

PowerOne Capital Markets	650,000	1.56%	650,000	0.00%
Limited [30]
130 King Street W.
Suite 2810
Toronto, Ontario
Canada M5X 1A9

Pysyk, Terry [31]	15,000	0.04%	15,000	0.00%
163 Saprae Cresent
Fort McMurray, Alberta
Canada T9K 2P2

Richard, Donald [32]	15,000	0.04%	15,000	0.00%
P. O. Box 5057
Fort McMurray, Alberta
Canada T9H 3G2

Rolufs, Brent [33]	15,000	0.04%	15,000	0.00%
109 Collingview Cresent
Meadford, Ontario
Canada

Sandro, Fenyo [34]	15,000	0.04%	15,000	0.00%
Via Cnetor Tv-37-6949
Comand, Switzerland

Sebrew Investments Inc. [35]	130,000	0.31%	130,000	0.00%
708-1111 West Hastings
Vancouver, British Columbia
Canada V6E 2J3

Sheldon Inwentash [36]	1,583,552	3.80%	1,583,552	0.00%
130 King Street West
Suite 2810
Toronto, Ontario
Canada M5X 1A9

Spencer, Mark [37]	42,000	0.10%	42,000	0.00%
131 Wolverine Crescent
Fort McMurray, Alberta
Canada

Tango Corp. [38]	60,000	0.14%	60,000	0.00%
John Derby
PO Box 10535 APO
Grand Caymen Islands

Vorberg, Carol [39]	150,000	0.36%	150,000	0.00%
970 Esquimalt Ave.
West Vancouver, British Columbia
Canada V7T 1J8

Vorberg, Christopher [40]	150,000	0.36%	150,000	0.00%
7671 Abercrombi Dr., #105
Vancouver, British Columbia
Canada

Vorberg, Ramona [41]	183,000	0.44%	183,000	0.00%
109 Collingview Cresent
Meadford, Ontario
Canada V7T 1J8

West Hastings Limited [42]	500,000	1.20%	500,000	0.00%
Bernhard Korolnik
Stocherstrasse 50
8027 Zurick, Switzerland

624659 Alberta Ltd. [43]	30,000	0.07%	30,000	0.00%
Gleta, Mike
108 Morgan Ave.
Fort McMurray, Alberta
Canada T9K 2P2

633430 Alberta Ltd. [44]	15,000	0.04%	15,000	0.00%
Gordon Funnell
113 Woodbuffalo Way
Fort McMurray, Alberta
Canada T9K 2P2

1091096 Ontario Inc. [45]	75,000	0.18%	75,000	0.00%
Don Padgett
4454 W. 4th
Vancouver, British Columbia
Canada V6R 1R1

TOTAL	15,609,419	37.44%	15,609,419	0.00%

[1]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Konrad Akerman or Rainer Posch exercise share voting and/or dispositive powers with respect to Alpha Capital Akteingeshellschaft.

[2]	Represents the resale of 20,000 shares of common stock.
[3]

Represents 46,000 shares of common stock and 23,000 shares of common stock issuable upon the exercise of warrants. Lawrence Holland exercises share voting and/or dispositive powers with respect to Blackmont Capital. Blackmont Capital is a registered broker-dealer. As such, it is deemed an underwriter and may only resell its securities pursuant to a registration statement.

[4]	Represents 20,000 shares of common stock and 10,000 shares of common stock issuable upon the exercise of warrants.
[5]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[6]	Represents 3,000 shares of common stock and 1,500 shares of common stock issuable upon the exercise of warrants.
[7]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[8]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[9]	Represents 15,000 shares of common stock and 7,500 shares of common stock issuable upon the exercise of warrants.
[10]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[11]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[12]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[13]

Represents 100,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of warrants. Harvey Harriot exercises share voting and/or dispositive powers with respect to Harriot Construction.

[14]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[15]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[16]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[17]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[18]

Represents 100,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of warrants. Sandro Fenyo exercises share voting and/or dispositive powers with respect to Manfid SA.

[19]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.

[20]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. David Sims and Joseph Franck exercise share voting and/or dispositive powers with respect to Monarch Capital Fund Ltd.

[21]	Represents 30,000 shares of common stock jointly owned and 15,000 shares of common stock issuable upon the exercise of warrants.
[22]

Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants. Pat Lawless exercises share voting and/or dispositive powers with respect to Newbridge Ventures, Ltd.

[23]

Represents 60,000 shares of common stock and 30,000 shares of common stock issuable upon the exercise of warrants. Steven M. Stephen exercises share voting and/or dispositive powers with respect to Norvista Developments.

[24]

Represents 50,000 shares of common stock and 25,000 shares of common stock issuable upon the exercise of warrants. Malcolm Burke exercises share voting and/or dispositive powers with respect to Ocean Challenge Fisheries Inc.

[25]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[26]

Represents 1,233,552 shares to be issued upon conversion of $187,500 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 350,000 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants.

[27]	Represents 30,000 shares of common stock and 15,000 shares of common stock issuable upon the exercise of warrants.
[28]

Represents 2,467,106 shares to be issued upon conversion of $375,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 700,000 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Shelden Inwentash exercises share voting and/or dispositive powers with respect to Pinetree Resources Partnership.

[29]

Represents 1,644,737 shares to be issued upon conversion of $250,000 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 466,666 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants. Mark Nordlicht exercises share voting and/or dispositive powers with respect to Platinum Partners Value Arbitrage Fund LP.

[30]

Represents 450,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Pasquale Di Capo exercises share voting and/or dispositive powers with respect to PowerOne Capital Markets Limited.

[31]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[32]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[33]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[34]	Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants.
[35]	Represents 130,000 shares of common stock. Kjeld Werbes and Jevin Werbes exercise share voting and/or dispositive powers with respect to Sebrew Investments Inc.

[36]

Represents 1,233,552 shares to be issued upon conversion of $187,500 in aggregate principal amount of our 8% Convertible Notes together with the conversion of accrued interest at $0.19 per share and 350,000 shares of common stock issuable upon the exercise of our Class A Warrants and Class B Warrants.

[37]	Represents 28,000 shares of common stock and 14,000 shares of common stock issuable upon the exercise of warrants.
[38]

Represents 40,000 shares of common stock and 20,000 shares of common stock issuable upon the exercise of warrants. John Derby exercises share voting and/or dispositive powers with respect to Tango Corp.

[39]	Represents 100,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of warrants.
[40]	Represents 100,000 shares of common stock and 50,000 shares of common stock issuable upon the exercise of warrants.
[41]	Represents 122,000 shares of common stock and 61,000 shares of common stock issuable upon the exercise of warrants.
[42]	Represents 500,000 shares of common stock issuable upon the exercise of warrants. Bernhard Korolnik exercises share voting and/or dispositive powers with respect to West Hastings Limited.
[43]

Represents 20,000 shares of common stock and 10,000 shares of common stock issuable upon the exercise of warrants. Mike Gleta exercises share voting and/or dispositive powers with respect to 624659 Alberta Ltd.

[44]

Represents 10,000 shares of common stock and 5,000 shares of common stock issuable upon the exercise of warrants. Gordon Funnell exercises share voting and/or dispositive powers with respect to 633430 Alberta Ltd.

[45]

Represents 50,000 shares of common stock and 25,000 shares of common stock issuable upon the exercise of warrants. Don Padgett exercises share voting and/or dispositive powers with respect to 1091096 Ontario Inc.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All of the natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

Blackmont Capital is broker-dealer and may be considered as an underwriter when reselling its shares of common stock.

No selling shareholder is an affiliate of a registered broker dealer.

Future Sales of Shares

A total of 27,774,000 shares of common stock are issued and outstanding. Of the 27,774,000 shares outstanding, 4,320,800 are freely tradable and 23,453,200 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Assuming all of the warrants are exercised and the Convertible Notes plus accrued interest are converted at the minimum rate, there will be 41,689,419 shares of common stock outstanding. In accordance with the Subscription Agreement for the Convertible Notes, we are registering shares equivalent to 125% of the principal amount of the Notes, converted at the lowest possible conversion price of $0.19.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Currently, we have 27,774,000 shares of common stock outstanding.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Notes

We currently have issued Convertible Notes in the aggregate amount of $1,500,000 due and payable on May 5, 2007 together with interest at the rate of 8% per annum compounded annually. At the election of the holder, the Convertible Notes are convertible into one restricted share of common stock at the lesser of (i) $0.75 advanced or (ii) seventy percent (70%) of the average five closing bid prices of our common stock as reported by Bloomberg L.P. for the five trading days preceding the election to convert. The lowest possible conversion price is $0.19.

Warrants

We currently have the following outstanding Warrants:

-

1,399,999 Class A Warrants - Each Class A Warrant is convertible into one restricted share of common stock upon the payment of the price of $0.75 per warrant. The Class A Warrants expire two years from May 5, 2006.

-

1,399,999 Class B Warrants - Each Class B Warrant is convertible into one restricted share of common stock upon the payment of the price of $1.25 per warrant. The Class B Warrants expire two years from May 5, 2006.

-	300,000 warrants - Each warrant is convertible into one restricted share of common stock upon the payment of price of $0.10 per warrant. The warrants expire two years from May 5, 2006.
-	400,000 warrants - Each warrant is convertible into one restricted share of common stock upon the payment of the price of $0.50 per warrant. The warrants expire two yeas from June 7, 2006.
-	1,094,000 warrants - Two warrants are convertible into one restricted share of common stock upon the payment of the price of $0.75 per two warrants. The warrants expire two years from June 7, 2006.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

We engaged in the exploration of one property in British Columbia, Canada, the mineral claims for which were held by Woodburn Holdings Ltd., a company owned and controlled by Robert Baker, our secretary and a director. Mr. Baker had agreed that if mineralized material was discovered on the property, he would issue a Bill of Sale for the mineral claims to a subsidiary corporation to be formed by us in British Columbia. On May 29, 2006 we abandoned our interest in the mineral claim, subsequent to a resolution by the Board of Directors that it was in the best interest of the Company and its shareholders to do so. Mr. Baker, our secretary and a director, has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from Mr. Baker, in regard to this transaction.

In June 2003, we issued a total of 2,500,000 shares of restricted common stock to Woodburn Holdings, Ltd., a corporation owned and controlled by Robert M. Baker, our sole officer and director, in consideration of $25, and 2,500,000 shares of restricted common stock to Ms. Kathrine MacDonald, in consideration of $25. This was accounted for as a purchase of common stock.

In June 2003, Mr. Baker and Ms. MacDonald loaned us $21,115 to pay for the cost of staking the property, for legal fees connected with our incorporation, paid a portion of the legal fees for this offering, and paid accounting fees. There is no document evidencing the loan; the loan is without interest; and, there are no specific terms of repayment.

On August 18, 2004, the Securities and Exchange Commission declared our Form SB-2 Registration Statement effective, file number was 333-112266, permitting us to offer up to 2,000,000 shares of common stock at $0.10 per share. There was no underwriter involved in our public offering.

On the December 17, 2004, we completed our public offering by raising $102,000 we sold 1,020,000 shares of our common stock at an offering price of $0.10 per share.

On December 13, 2005, we paid a stock dividend of 3 additional shares of common stock for each one share of common stock outstanding.

On December 23, 2005, we entered into an agreement with Sealweld International Company Ltd. ("Vendor"), Hugh Chisholm and Bruce Chisholm (collectively, "Principals") wherein we purchased the assets, goodwill and the benefits of the relationships established by the Vendor over a seven year period working in Eastern Europe, Great Britain, Russia, Canada, Mexico and South America in consideration of $100 and covenants not to disclose, compete or interfere.

Further, we entered into an employment agreement with Bruce Chisholm wherein we employ Bruce Chisholm in consideration of $72,000 per year plus incentive stock options and vacation. Bruce Chisholm has not been appointed an officer or director as yet.

Further, we entered into an employment agreement with Hugh Chisholm wherein we agreed to employ Hugh Chisholm in consideration of $72,000 per year plus incentive stock options and vacation. Hugh Chisholm has not been appointed an officer and director as yet.

As part and parcel of the forgoing transaction, Woodburn Holdings Ltd, a corporation owned and controlled by Robert M. Baker, our former president, transferred 4,250,000 shares of its common stock to Elden Schorn and 4,250,000 shares of its common stock to West Peak Ventures of Canada Limited. Woodburn Holdings Ltd. retained 1,500,000 shares of the Registrant's common stock. Further, Kathrine MacDonald, one of our shareholders, transferred 4,250,000 shares of her common stock to Hugh Chisholm and 4,250,000 shares of her common stock to Bruce Chisholm. Ms. MacDonald retained 1,500,000 shares of the Registrant's common stock.

On April 27, 2006 we entered into an agreement with MCSI Consulting Services Inc. for the sublease of office space for our president at a cost of CDN$800 per month, plus applicable taxes. The sublease is on a month-to-month basis, with one month notice required from either party to end the sublease. MCSI Consulting Services Inc. is owned and controlled by individuals who are not officers, directors, or shareholders of the Company. Our Chief Financial Officer, Arnold Hughes, is a senior associate of MCSI Consulting Services Inc.

On April 27, 2006 we entered into an agreement with MCSI Consulting Services Inc. for the provision of certain advisory, administrative and support services for a fee of US$1,500 per month, plus applicable taxes. Additionally, MCSI Capital Corp. is to be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

On June 13, 2006, we entered into an agreement effective May 1, 2006 with Sigma Consult bvba ("Service Provider") and James Douglas Frater ("Executive") to provide services of Mr. Frater as Managing Director and Chief Executive Officer of the Company, as well as office premises for the Company in Brussels, Belgium. The fees for providing these services are as follows:

-	Base compensation of 6,500 Euros per month
-	Office rent of 1,200 Euros per month
-	A one-time payment on signing of the agreement of 10,000 Euros to the Service Provider for miscellaneous joining and set-up costs
-	An annual performance bonus of 1% of net profit, as determined by the Company's audited financial statements

In addition, he will be granted the right to buy shares of our common stock as follows:

-	Total of 4,250,000 shares at $0.00001 per share
-	Vesting in six month intervals with the first portion exercisable after October 31, 2006 followed by 1,062,500 further shares every six months thereafter until 4,250,000 has been purchased.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited by Morgan & Company, Chartered Accountants, Pacific Centre, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis.

Our audited financial statements for the years ending November 30, 2005 and 2004 as well for the three month period ending May 31, 2006 (unaudited), immediately follow:

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly High Grade Mining Corporation)
(A Development Stage Company)

INTERIM BALANCE SHEET
(U.S. Dollars)

	May 31	November 30
	2006	2005
	(unaudited)	(audited)

ASSETS
Current
Cash	$1,354,428	$23,173
Accounts receivable	15,845	-
Prepaid expenses	4,968	-
Deferred financing costs	767,903	-
	2,143,144	23,173
Intangible Asset	100	-
Computer equipment	2,558	-

	$2,145,802	$23,173

LIABILITIES
Current
Accounts payable and accrued liabilities	$45,904	$11,112
Convertible Notes (Note 5)	204,024	-

	249,928	11,112

STOCKHOLDERS' EQUITY
Share Capital (Note 6)
Authorized:
100,000,000 Common shares, par value $0.00001 per share
Issued and outstanding:
26,680,000 Common shares	267	240
Additional Paid In Capital	2,726,139	101,810
Subscriptions Received	265,000	-
Accumulated Deficit	(1,095,532)	(89,989)
	1,895,874	12,061

	$2,145,802	$23,173

The accompanying notes are an integral part of these financial statements.

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly High Grade Mining Corporation)
(A Development Stage Company)

INTERIM STATEMENT OF OPERATIONS
(Unaudited)
(U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
					INCEPTION
					June 10, 2003
	THREE MONTHS ENDED		SIX MONTHS ENDED		TO
	May 31		May 31		May 31
	2006	2005	2006	2005	2006

Revenue	$152,000	$-	$152,000	$-	$152,000

Expenses
Consulting fees	59,108	-	99,108	-	102,108
Exploration expenditures	-	-	-	-	20,000
Finders' fees	180,097	-	180,097	-	180,097
Interest and bank charges	107,819	105	108,002	255	108,368
Mineral claim payment	-	-	-	-	7,500
Office and sundry	16,801	533	23,621	5,655	35,284
Professional fees	90,362	6,793	96,591	9,097	144,051
Project development
expenses	223,689	-	396,168	-	396,168
Stock-based compensation	253,956	-	253,956	-	253,956

	931,832	7,431	1,157,543	15,007	1,247,532

Net Loss For The Period	$(779,832)	$(7,431)	$(1,005,543)	$(15,007)	$(1,095,532)

Basic And Diluted Loss Per
Share	$(0.03)	$(0.00)	$(0.04)	$(0.00)

Weighted Average Number Of
Common Shares Outstanding	24,948,478	24,080,000	24,519,011	23,295,385

The accompanying notes are an integral part of these financial statements.

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

INTERIM STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

					CUMULATIVE
					PERIOD FROM
	THREE MONTHS ENDED		SIX MONTHS ENDED		INCEPTION
	May 31		May 31		June 10, 2003
	2006	2005	2006	2005	to May 31,2006
Cash Flows From Operating Activities
Net loss for the period	$(779,832)	$(7,431)	$(1,005,543)	$(15,007)	$(1,095,532)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of deferred finance charges	180,097	-	180,097	-	180,097
Amortization of debt discount arising from valuation of warrants	41,699	-	41,699	-	41,699
Amortization of beneficial conversion interest arising from convertible debt	59,725	-	59,725	-	59,725
Depreciation	1,538	-	1,720	-	1,720
Stock-based compensation	253,956	-	253,956	-	253,956
Accounts receivable	(15,845)	-	(15,845)	-	(15,845)
Prepaid expenses	(4,968)	-	(4,968)	-	(4,968)
Accounts payable and accrued liabilities	(8,138)	(2,305)	34,792	(11,894)	45,904
	(271,768)	(9,736)	(454,367)	(26,901)	(533,244)
Cash Flows Used By Investing Activities
Purchase of intangible asset	-	-	(100)	-	(100)
Computer and office equipment	(1,882)	-	(4,278)	-	(4,278)
	(1,882)	-	(4,378)	-	(4,378)
Cash Flows From Financing Activities
Issue of share capital	100,000	-	100,000	63,500	202,050
Stock subscriptions	265,000	-	265,000	-	265,000
Proceeds from convertible notes	1,500,000	-	1,500,000	-	1,500,000
Finders' fees	(75,000)		(75,000)		(75,000)
Loan payable	-		-	(1,777)	-
Amounts due to shareholder	(223,124)	-	-	(21,750)	-
	1,566,876	-	1,790,000	39,973	1,892,050

Increase (Decrease) In Cash	1,293,226	(9,736)	1,331,255	13,072	1,354,428

Cash, Beginning Of Period	61,202	61,423	23,173	38,615	-

Cash, End Of Period	$1,354,428	$51,687	$1,354,428	$51,687	$1,354,428

The accompanying notes are an integral part of these financial statements.

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

PERIOD FROM INCEPTION, JUNE 10, 2003 TO May 31, 2006
(Unaudited)
(Stated in U.S. Dollars)

	COMMON STOCK
	NUMBER
	OF		ADDITIONAL
	COMMON	PAR	PAID-IN	SUBSCRIPTIONS	ACCUMULATED
	SHARES	VALUE	CAPITAL	RECEIVED	DEFICIT	TOTAL

Shares issued for cash at $0.00001	20,000,000	$200	$(150)	$-	$-	$50
Loss for the period	-	-	-	-	(22,678)	(22,678)
Balance, November 30, 2003	20,000,000	200	(150)	-	(22,678)	(22,628)
Subscriptions received	-	-	-	38,500	-	38,500
Net loss for the year	-	-	-	-	(13,114)	(13,114)
Balance, November 30, 2004	20,000,000	200	(150)	38,500	(35,792)	2,758
Shares issued for cash at $0.10 on January 5, 2005	4,080,000	40	101,960	(38,500)	-	63,500
Net loss for the year	-	-	-	-	(54,197)	(54,197)
Balance, November 30, 2005	24,080,000	240	101,810	-	(89,989)	12,061
Subscriptions received		-	-	265,000	-	265,000
Shares issued as finders' fees on April 3, 2006	150,000	2	119,998	-	-	120,000
Shares issued for cash at $0.05 on May 3, 2006	2,000,000	20	99,980	-	-	100,000
Shares issued as finder's fees on May 3, 2006	450,000	5	323,995	-	-	324,000
Warrants issued as finders' fees on May 5, 2006	-	-	429,000	-	-	429,000
Stock-based compensation	-	-	253,955	-	-	253,955
Beneficial conversion interest arising from convertible debt	-	-	822,881	-	-	822,881
Fair value of warrants issued in connection with convertible notes	-	-	574,520	-	-	574,520
Net loss for the period	-	-	-	-	(1,005,543)	(1,005,543)
Balance, May 31, 2006	26,680,000	$267	$2,726,139	$265,000	$(1,095,532)	$(1,895,874)

The accompanying notes are an integral part of these financial statements

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

May 31, 2006
(Unaudited)
(Stated in U.S. Dollars)

1.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited financial statements as of May 31, 2006 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the November 30, 2005 audited financial statements and notes thereto.

Stock-based compensation
The fair value of all stock-based awards is estimated using the Black-Scholes option pricing model at the date of grant and is expensed to operations over each award's exercise period.

Loss per share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

2.	NAME CHANGE

In a resolution dated March 13, 2006, shareholders who held 70.60% of the voting power of the corporation consented to change the name of the Company from High Grade Mining Corporation to Global Green Solutions Inc.

3.	INTANGIBLE ASSET

On December 23, 2005, the Company entered into an agreement with the principals of Sealweld International Company Ltd. (SWI), Hugh Chisholm and Bruce Chisholm, to purchase the assets and goodwill of SWI in consideration of $100 and covenants not to disclose, compete or interfere. SWI specialized in the reduction of greenhouse gas emissions from natural gas pipeline valves. The cost of this acquisition has been accounted for as an intangible asset.

Further, a finder's fee of 150,000 common shares from treasury was issued in connection with this agreement on April 3, 2006.

4.	COMPUTER EQUIPMENT

			Accumulated	Net Book
		Cost	Amortization	Value
	Computer Equipment	$4,278	$1,720	$2,558

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

May 31, 2006
(Unaudited)
(Stated in U.S. Dollars)

5.	CONVERTIBLE NOTES

On May 5, 2006, the Company issued Convertible Notes in the aggregate amount of $1,500,000 due and payable on May 5, 2007 together with interest at the rate of 8% per annum compounded annually. Attached to the Convertible Notes were 1,399,999 Class A Warrants and 1,399,999 Class B Warrants. Each Class A Warrant is convertible into one share of common stock upon the payment of the price of $0.75 per warrant. The Class A Warrants expire two years from May 5, 2006. Each Class B Warrant is convertible into one restricted share of common stock upon the payment of the price of $1.25 per warrant. The Class B Warrants expire two years from May 5, 2006. At the election of the holder, the Convertible Notes are convertible into one restricted share of common stock at the lesser of (i) $0.75 advanced or (ii) seventy percent (70%) of the average five closing bid prices of the Company's common stock as reported by Bloomberg L.P. for the five trading days preceding the election to convert. The lowest possible conversion price is $0.19. Conversion of the Convertible Notes does not affect the Class A Warrants and Class B Warrants.

The fair value of the warrants was estimated using the Black-Scholes option pricing model at the date of issue, while the fair value of the notes was estimated by multiplying the number of shares resulting from immediate exercise of the conversion option by the market price on the date of issue. The relative fair values of the notes and the warrants determine the debt discount attributable to the warrants. The number of shares resulting from an immediate conversion of the notes, multiplied by the difference between the market price and the exercise price, determines the beneficial conversion interest.

The Company granted 700,000 common stock purchase warrants with an estimated fair value of $449,000 as finders' fees entitling the holders to purchase 400,000 and 300,000 shares of the Company's common stock at a price of $0.50 and $0.10 per share respectively, for a period of two years.

Each of the following are being amortized on a straight-line basis over the term of the related debt:
	-	deferred financing costs
	-	the debt discount
	-	the beneficial conversion interest arising from the convertible debt.

6.	SHARE CAPITAL

On May 5, 2006, the Company completed the following private placement of securities:

The Company sold 2,000,000 restricted shares of common stock at a price of $0.05 per share for a total of $100,000.

Further, the Company issued 450,000 restricted shares of common stock, 400,000 warrants with an exercise price of $0.50 per warrant and 300,000 warrants with an exercise price of $0.10 per warrant. Each warrant is convertible into one restricted share of common stock. The exercise period is two years from May 5, 2006. The Company also paid $75,000 in cash. The consideration for the restricted shares of common stock, the warrants and the cash payment was services rendered locating certain purchasers for the Company's convertible notes.

7.	MINERAL CLAIM INTEREST

On November 18, 2003, the Company acquired the right to conduct exploration activity on one mineral claim located in British Columbia, Canada for cash consideration of $7,500. The Company did not establish the commercial feasibility of the mineral claim and the staking costs were expensed. Since 2005, the company has been

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

May 31, 2006
(Unaudited)
(Stated in U.S. Dollars)

expanding its operations to assist entities in reducing greenhouse gas emissions, primarily in the natural gas pipeline distribution industry. On May 29, 2006, by way of a Director's resolution, the company formally terminated its mineral exploration activities to devote full efforts to the green house gas emissions reduction business.

8.	RELATED PARTY TRANSACTIONS

The Company paid consulting fees to directors, officers and other related parties of the Company in the amount of $42,250 during the three months ended May 31, 2006 and $82,250 during the six months ended May 31, 2006.

During the period, the Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

As at May 31, 2006, $11,702 is owed to related parties and is included in accounts payable and accrued liabilities.

9.	COMMITMENTS

a)

On January 18, 2006, the Company entered into a corporate support agreement with West Peak Ventures of Canada Limited for fiscal agency services, commencing January 1, 2006 for two years at the rate of $48,000 per year. In addition, the Company granted the agent 1,300,000 incentive stock options at a price of $0.50 per share exercisable for a period of three years.

b)

On February 1, 2006, the Company entered into a consulting agreement with Woodburn Holdings Ltd., a privately held company owned by the Company's corporate secretary, for consulting services commencing February 1, 2006 for two years at the rate of $30,000 per year. In addition, the Company will grant the consultant 675,000 incentive stock options at a price of $0.50 per share exercisable for a period of three years.

c)

On February 1, 2006, the Company entered into a consulting agreement with Windstone Financial Corp., a privately held company owned by an officer of the Company, for consulting services commencing February 1, 2006 for two years at the rate of $48,000 per year. Under the terms of the agreement, the compensation commenced December 1, 2005 and the Company also agree to grant a yet to be fixed number of incentive stock options at $0.50 per share (not granted as at May31, 2006).

d)

On April 27, 2006, the Company entered an agreement with Arnold R. Hughes to provide us with services as chief financial officer. The fee for providing these services is US$1,500 per month, plus applicable taxes. In addition, Mr. Hughes will be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

e)

On April 27, 2006 the Company entered into an agreement with MCSI Consulting Services Inc. for the provision of certain advisory, administrative and support services for a fee of US$1,500 per month, plus applicable taxes. Additionally, MCSI Capital Corp. is to be granted options to purchase 200,000 common shares with an exercise price of $0.50 per share. The options vest as follows: 25% immediately, 25% six months later, 25% after 12 months of entering into this agreement, and 25% six months later. Either party may terminate the agreement by providing 30 days written notice to the other party.

Index

GLOBAL GREEN SOLUTIONS INC.
(formerly HIGH GRADE MINING CORPORATION)
(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

May 31, 2006
(Unaudited)
(Stated in U.S. Dollars)

f)

April 27, 2006 the Company entered into an agreement with MCSI Consulting Services Inc. for the sublease of office space at a cost of CDN$800 per month, plus applicable taxes. The sublease is on a month-to-month basis, with one month notice required from either party to end the sublease. MCSI Consulting Services Inc. is owned and controlled by individuals who are not officers, directors, or shareholders of the Company. The Company's Chief Financial Officer, Arnold Hughes, is a senior associate of MCSI Consulting Services Inc.

g)

On June 13, 2006, the Company entered into an agreement effective May 1, 2006 with Sigma Consult bvba ("Service Provider") and James Douglas Frater ("Executive") to provide services of Mr. Frater as Managing Director and Chief Executive Officer of the Company, as well as office premises for the Company in Brussels, Belgium. The fees for providing these services are as follows:

* Base compensation of 6,500 Euros per month
* Office rent of 1,200 Euros per month
* A one-time payment on signing of the agreement of 10,000 Euros to the Service Provider for miscellaneous joining and set-up costs
* An annual performance bonus of 1% of net profit, as determined by the Company's audited financial statements
*

In addition, the Service Provider will be granted the right to buy from the treasury shares of the Company as follows: Total of 4,250,000 shares at $0.00001 per share vesting in six month intervals with the first portion exercisable after October 31, 2006 followed by 1,062,500 further shares every six months thereafter until 4,250,000 has been purchased

The agreement may be terminated upon provision of six months notice by the Company or 30 days notice by the Service Provider.

10.	SUBSEQUENT EVENT

On June 7, 2006, the Company completed the following private placement of securities.

The Company issued 1,000,000 units at a price of $0.50 per unit for a total $500,000. The Company issued a further 94,000 units in consideration of services rendered in locating certain purchasers of its common stock in this private placement. Each unit consisted of one restricted share of common stock and one warrant. Two warrants are convertible into one restricted share of common stock upon payment of the exercise price of $0.75. The warrants expire on June 7, 2008.

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of
High Grade Mining Corporation
(An exploration stage company)

We have audited the accompanying balance sheets of High Grade Mining Corporation (an exploration stage company) as at November 30, 2005 and 2004, and the related statements of operations, cash flows, and stockholders' equity for each of the two years in the period ended November 30, 2005, and for the cumulative period from June 10, 2003 (date of inception) to November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended November 30, 2005, and for the cumulative period from June 10, 2003 (date of inception) to November 30, 2005, in conformity with United States generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in to Note 1 to the financial statements, the Company incurred a net loss of $89,989 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Morgan & Company"

February 1, 2006	Chartered Accountants

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

BALANCE SHEETS
(Stated in U.S. Dollars)

	NOVEMBER 30
	2005	2004

ASSETS

Current
Cash	$23,173	$38,615

LIABILITIES

Current
Accounts payable and accrued liabilities	$11,112	$11,894
Loans payable (Note 4)	-	1,777
Due to related parties (Note 5)	-	22,186
	11,112	35,857

STOCKHOLDER'S EQUITY

Share Capital
Authorized:
100,000,000 common shares with a par value of
$0.00001 per share
Issued:
24,080,000 common shares at November 30, 2005 and
20,000,000 common shares at November 30, 2004	240	200

Additional Paid in Capital	101,810	(150)

Subscriptions Received (Note 7)	-	38,500

Deficit Accumulated During The Exploration Stage	(89,989)	(35,792)

	12,061	2,758

	$23,173	$38,615

The accompanying notes are an integral part of these financial statements.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			JUNE 10
	YEARS ENDED		2003 TO
	NOVEMBER 30		NOVEMBER 30
	2005	2004	2005

Revenue	$-	$-	$-

Expenses
Interest and bank charges	366	-	366
Professional fees	20,771	11,689	47,460
Transfer and filing fees	2,234	-	2,234
Mineral claim payment	-	-	7,500
Consulting fees	3,000	-	3,000
Exploration expenditures	20,000	-	20,000
Office and sundry	7,826	1,425	9,429

Net Loss For The Year	$(54,197)	$(13,114)	$(89,989)

Basic And Diluted Net Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number Of Shares
Outstanding	23,677,588	20,000,000

The accompanying notes are an integral part of these financial statements.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			JUNE 10
	YEARS ENDED		2003 TO
	NOVEMBER 30		NOVEMBER 30
	2005	2004	2005

Operating Activities
Net loss for the period	$(54,197)	$(13,114)	$(89,989)

Adjustments To Reconcile Loss To Net Cash
Used By Operating Activities
Accounts payable and accrued liabilities	(782)	10,394	11,112
	(54,979)	(2,720)	(78,877)

Financing Activities
Issue of share capital	102,000	-	102,050
Due to related parties	(22,186)	1,021	-
Loans payable	(1,777)	1,777	-
Subscriptions received	(38,500)	38,500	-

	39,537	41,298	102,050

Increase In Cash	(15,442)	38,578	23,173

Cash, Beginning Of The Year	38,615	37	-

Cash, End Of The Year	$23,173	$38,615	$23,173

Supplemental Disclosure
Interest paid	$-	$-	$-
Income tax paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

PERIOD FROM INCEPTION, JUNE 10, 2003, TO NOVEMBER 30, 2005
(Stated in U.S. Dollars)

	COMMON STOCK				DEFICIT
	NUMBER				ACCUMULATED
	OF		ADDITIONAL		DURING THE
	COMMON	PAR	PAID-IN	SUBSCRIPTIONS	EXPLORATION
	SHARES	VALUE	CAPITAL	RECEIVED	STAGE	TOTAL

Shares issued for cash at
$0.00001	20,000,000	$200	$(150)	$-	$-	$50
Loss for the period	-	-	-	-	(22,678)	(22,678)

Balance, November 30, 2003	20,000,000	200	(150)	-	(22,678)	(22,628)

Subscriptions received	-	-	-	38,500	-	38,500
Net loss for the year	-	-	-	-	(13,114)	(13,114)

Balance, November 30, 2004	20,000,000	200	(150)	38,500	(35,792)	2,758

Shares issued for cash at
$0.10 on January 5, 2005	4,080,000	40	101,960	(38,500)	-	63,500
Net loss for the year					(54,197)	(54,197)

Balance, November 30, 2005	24,080,000	$240	$101,810	$-	$(89,989)	$12,061

The accompanying notes are an integral part of these financial statements.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

  OPERATIONS

  Organization

  The Company was incorporated in the State of Nevada, U.S.A., on June 10, 2003.

  Exploration Stage Activities

  The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

  Going Concern

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

  As shown in the accompanying financial statements, the Company has incurred a net loss of $89,989 for the period from June 10, 2003 (inception) to November 30, 2005, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

  Stock Dividend

  On November 29, 2005, the Board of Directors declared a 3 for 1 stock dividend payable on December 13, 2005 to stockholders of record on December 9, 2005. Per share amounts in the accompanying financial statements have been restated for the stock dividend.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs incurred on mineral properties to which it has secured exploration rights prior to the establishment of proven and probable reserves. If and when proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

	b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

	c)	Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

	d)	Income Taxes

The Company uses an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At November 30, 2005 and 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	f)	Financial Instruments

The carrying values of the Company's financial instruments, including cash, accounts payable, loans payable, and due to related parties, approximate their fair values due to their short term maturities.

	g)	Recent Accounting Pronouncements

i)

On March 31, 2004, the Emerging Issues Task Force ("EITF") issued EITF 04-2 - "Whether Mineral Rights are Tangible or Intangible Assets" ("EITF 04-2") which concluded that mineral interest conveyed by leases should be considered tangible assets. On April 30, 2004, the Financial Accounting Standards Board ("FASB") issued amended SFAS 141 and SFAS 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The amendment was effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company adopted EITF No. 04-2 on December 1, 2004.

ii)

On March 31, 2004, the EITF issued EITF 04-3 - "Mining Assets' Impairment and Business Combinations" ("EITF 04-3") which concluded that entities should generally include values in mining properties beyond proven and probable reserves and the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets. The Company adopted EITF 04-3 on December 1, 2004.

iii)

On November 30, 2004, FASB issued Statement of Financial Accounting Standards No. 151 ("SFAS 151") - "Inventory Costs". The adoption of SFAS 151 does not have an impact on the Company's results of operations or financial position.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	g)	Recent Accounting Pronouncements (Continued)

iv)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123") - "Share Based Payment". The Statement establishes fair value as the measurement objective in accounting for share based payment arrangements and requires all entities to apply a fair value based measurement in accounting for share based payment transactions with employees. The Company adopted SFAS 123 effective December 1, 2004.

v)

In December 2004, FASB has also issued SFAS No. 152 and 153 but they will not have any relationship to the operations of the Company, therefore, a description of each and their respective impact on the Company's operations have not been disclosed.

3.	MINERAL CLAIM INTEREST

On November 18, 2003, the Company acquired the right to conduct exploration activity on one mineral claim located in British Columbia, Canada for cash consideration of $7,500. Since the Company has not established the commercial feasibility of the mineral claim, the staking costs have been expensed.

4.	LOANS PAYABLE

The loans are unsecured and interest free with no specific terms of repayment.

5.	RELATED PARTIES TRANSACTIONS

	i)	Due to Related Parties

The amount is due to a shareholder and director, and to a company controlled by a shareholder, is unsecured and interest free with no specific terms of repayment.

	ii)	Consulting Fees

During the year ended November 30, 2004, the Company paid consulting fees in the amount of $3,000 to a shareholder and director of the Company.

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

5.	RELATED PARTIES TRANSACTIONS (Continued)

During the year, the Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

6.	INCOME TAX

	A reconciliation of income tax expense to the amount computed at the statutory rate is as follows:

			2005	2004

	Net loss for the period		$(54,197)	$(13,114)
	Statutory tax rate		34%	34%

	Expected income tax provision		$(18,500)	$(4,500)
	Unrecognized tax losses		18,500	4,500

			$-	$-

	Significant components of deferred income tax assets are as follows:

			2005	2004

	Operating loss		$31,500	$13,000
	Valuation allowance		(31,500)	(13,000)

			$-	$-

	The Company has approximately $90,000 in losses carryforward which will expire, if not utilized, as follows:
	2023	$23,000
	2024	$13,000
	2025	$54,000

Index

HIGH GRADE MINING CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004
(Stated in U.S. Dollars)

  SUBSEQUENT EVENTS (Continued)

    On November 29, 2005, the Company's board of directors declared a stock dividend on the basis of three (3) additional shares of common stock for each 1 shares of common stock outstanding.

    On December 23, 2005, the Company entered into an asset purchase agreement with Sealweld International Company Ltd. ("Sealweld"), a private company incorporated in the State of Texas, to purchase the assets, goodwill and the benefits of the relationships established by Sealweld in Eastern Europe, Great Britain, Russia, Canada, Mexico and South America in consideration of $100 and covenants not to disclose, compete or interfere. A finder's fee of 150,000 common shares from treasury are to be issued in connection with this agreement.

    Further, the Company has entered into two employment agreements with two former officers and directors of Sealweld to become officers and directors of the Company in consideration of $72,000 per year plus incentive stock options, respectively.

    On January 18, 2006, the Company entered into a corporate support agreement with West Peak Ventures of Canada Limited for fiscal agency services, commencing January 1, 2006 for two years at the rate of $48,000 per year. In addition, the Company will grant the agent 300,000 incentive stock options at a price of $0.50 per share exercisable for a period of three years.

    On February 1, 2006, the Company entered into a consulting agreement with Woodburn Holdings Ltd., a privately held company owned by the Company's corporate secretary, for consulting services commencing February 1, 2006 for two years at the rate of $30,000 per year. In addition, the Company will grant the consultant 675,000 incentive stock options at a price of $0.50 per share exercisable for a period of three years.

    On February 1, 2006, the Company entered into a consulting agreement with Windstone Financial Corp., a privately held company owned by an officer of the Company, for consulting services commencing February 1, 2006 for two years at the rate of $48,000 per year. Under the terms of the agreement, the Company also agree to grant a yet to be fixed number of incentive stock options at $0.50 per share.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
  Article IX of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	$500.00
Accounting/administrative Fees and Expenses	$9,400.00
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$40,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$50,000.00

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

1.   In November 2003 we issued shares of common stock without registration as follows:

Name and Address	Date	Shares	Consideration
Woodburn Holdings Ltd.	11/29/03	2,500,000	$25 in cash
885 Pyrford Road
West Vancouver, BC
Canada V7S 2A2

Katherine MacDonald	11/29/03	2,500,000	$25 in cash
701 - 2190 Bellevue Avenue
West Vancouver, BC
Canada V7T 2X8

We issued the foregoing restricted shares of common stock to Woodburn Holdings Ltd., a British Columbia corporation owned and controlled by our then president, Robert M. Baker, and to Katherine MacDonald pursuant to section 4(2) of the Securities Act of 1933. Woodburn Holdings Ltd. and Katherine MacDonald were sophisticated investors and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

2.   On December 9, 2005, we issued 18,060,000 shares of common stock as a stock dividend. The issuance of the shares as a stock dividend does not constitute an offer or sale within the meaning of Section 2(a)(3) of the Securities Act of 1933.

3.   On May 5, 2006, we completed the following private placements of securities.

We issued Convertible Notes in the aggregate amount of $750,000 due and payable on May 5, 2007 together with interest at the rate of 8% per annum compounded annually. Attached to the Convertible Notes were 700,000 Class A Warrants and 700,000 Class B Warrants. Each Class A Warrant is convertible into one share of common stock upon the payment of the price of $0.75 per warrant. The Class A Warrants expire two years from May 5, 2006. Each Class B Warrant is convertible into one restricted share of common stock upon the payment of the price of $1.25 per warrant. The Class B Warrants expire two years from May 5, 2006. At the election of the holder, the Convertible Notes are convertible into one restricted share of common stock at the lesser of (i) $0.75 advanced or (ii) seventy percent (70%) of the average five closing bid prices of our common stock as reported by Bloomberg L.P. for the five trading days preceding the election to convert. The lowest possible conversion price is $0.19. Conversion of the Convertible Notes does not affect the Class A Warrants and Class B Warrants. There were a total of three purchasers.

We sold to Pinetree Resource Partnership, Sheldon Inwentash and Pasquale Di Capo, all of Ontario, Canada, 2,000,000 restricted shares of common stock at a price of $0.05 per share for a total $100,000.

We issued PowerOne Capital Markets Limited, Toronto, Ontario, Canada, 450,000 restricted shares of common stock and 200,000 warrants with an exercise price of $0.50 per warrant. Each warrant is convertible into one restricted share of common stock. The exercise period is two years from May 5, 2006. The consideration for the restricted shares of common stock and the warrants was services rendered by PowerOne Capital Markets Limited in locating certain purchasers for our Convertible Notes.

We issued West Hastings Limited, 300,000 warrants with an exercise price of $0.10 per warrant. Each warrant is convertible into one restricted share of common stock. The exercise period is two years from May 5, 2006. We also issued to West Hastings Limited, 200,000 warrants with an exercise price of $0.50 per warrant. Each warrant is convertible into one restricted share of common stock. The exercise period is two years from May 5, 2006. We also paid West Hastings Limited $75,000 in cash. The consideration for the cash and warrants was services rendered by West Hastings Limited in locating certain purchasers of our Convertible Notes.

For the foregoing transactions, we relied on Reg. S of the Securities Act of 1933. Each purchaser was a non-U.S. person as described in Reg. S and each transaction took place outside the United States of America.

4.   On May 5, 2006, we completed the following private placements of securities.

We issued Convertible Notes in the aggregate amount of $750,000 due and payable on May 5, 2007 together with interest at the rate of 8% per annum compounded annually. Attached to the Convertible Notes were 700,000 Class A Warrants and 700,000 Class B Warrants. Each Class A Warrant is convertible into one restricted share of common stock upon the payment of the price of $0.75 per warrant. The Class A Warrants expire two years from May 5, 2006. Each Class B Warrant is convertible into one restricted share of common stock upon the payment of the price of $1.25 per warrant. The Class B Warrants expire two years from May 5, 2006. At the election of the holder, the Convertible Notes are convertible into one restricted share of common stock at the lesser of (i) $0.75 advanced or (ii) seventy percent (70%) of the average five closing bid prices of our common stock as reported by Bloomberg L.P. for the five trading days preceding the election to convert. The lowest possible conversion price is $0.19. Conversion of the Convertible Notes does not affect the Class A Warrants and Class B Warrants. The notes, Class A Warrants and Class B Warrants were sold outside of the United States of America to three non-U.S. persons. Each of the purchasers was an accredited investor. We relied upon the exemption from registration contained in Reg. 506 of the Securities Act of 1933. A Form D was filed with the SEC.

5.   On June 7, 2006, we completed the following private placement of securities.

We issued 1,000,000 units at a price of $0.50 per unit for a total $500,000. We issued a further 94,000 units in consideration of services rendered in locating certain purchasers of our common stock in this private placement. Each unit consisted of one restricted share of common stock and one warrant. Two warrants are convertible into one restricted share of common stock upon payment of the exercise price of $0.75. The warrants expire on June 7, 2008.

ITEM 27.     EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 registration Statement filed with the Securities and Exchange Commission, SEC file #333-112266 on January 28, 2004. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
10.1	K1 Mining Claim.
10.2	Bill of Sale.
99.1	Subscription Agreement.

The following documents are incorporated by reference from our Form 10-KSB for the period ending November 30, 2004:

Exhibit No.	Document Description
14.1	Code of Ethics.
99.1	Audit Committee Charter.
99.2	Disclosure Committee Charter.

The following documents are incorporated by reference from our Form 10-KSB for the period ending November 30, 2005:

Exhibit No.	Document Description
10.1	Contract with Sealweld International Company Ltd.
10.2	Consulting Agreement with Windstone Financial Corp.
10.3	Consulting Agreement with Woodburn Holdings Ltd.
10.4	Contract with Hugh Chisholm.
10.5	Contract with Bruce Chisholm.
10.6	Consulting Agreement with West Peak Ventures of Canada Limited.
23.1	Consent of Morgan & Company, Chartered Accountants.

The following documents are incorporated by reference from our post effective amendment to our Form S-8 registration statement, SEC file no. 333-123826 filed with the SEC on March 23, 2006:

Exhibit No.	Document Description
10.1	2005 Non-Qualified Stock Option Plan

The following documents are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description
3.1 *	Amended Articles of Incorporation.
5.1 *	Opinion of Conrad C. Lysiak, Attorney at Law.
10.1 *	Agreement with Ecofys B.V.
10.2 *	Office Sublease Agreement with MCSI Consulting Services Inc.
10.3 *	Consulting Agreement with MCSI Consulting Services Inc.
10.4 *	Agreement with Arnold Hughes.
10.5 *	Agreement with James Douglas Frater.
23.1	Consent of Morgan & Company, Chartered Accountants
23.2 *	Consent of Conrad C. Lysiak, Attorney at Law.

*   Previously filed.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    To include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act of 1933:

    we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 21st day of August, 2006.

GLOBAL GREEN SOLUTIONS INC.

BY:	JAMES DOUGLAS FRATER
James Douglas Frater, President and Principal Executive Officer

BY:	ARNOLD HUGHES
Arnold Hughes, Principal Financial Officer, Principal Accounting Officer and Treasurer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James Douglas Frater as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

ELDEN SCHORN	Director	August 21, 2006
Elden Schorn

ROBERT M. BAKER	Secretary and Director	August 21, 2006
Robert M. Baker